Exhibit 1-KPMG Statement

September 17, 2012

New Covenant Funds

c/o SEI Investments Management Corp.

One Freedom Valley Drive

Oaks, PA 19456

Ladies and Gentlemen:

Pursuant to Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934, we inform you that we have been furnished a copy of the New Covenant Funds’ (the Funds) NT-N-CSR/A filing on Form 12b-25 to be filed on or about September 17, 2012, which revises the Funds’ previous NT-N-CSR filing notifying the SEC of the Funds’ inability to file its Form N-CSR by September 10, 2012. We have read the Funds’ statements contained in Part III therein and we agree with the stated reason as to why we have been unable to complete our audit and report on the Trust’s financial statements as of and for the year ended June 30, 2012, to be included in its Form N-CSR filing.

Very truly yours,

/s/ KPMG LLP